Exhibit 3.12

RADIOSHACK MERCHANDISING L.P.

LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement of RadioShack Merchandising L.P. is made and entered into to be effective as of the 1st day of January, 2000, by and between Tandy Corporation, a Delaware corporation, as the general partner (hereinafter referred to as “General Partner”) and Merchandising Services, Inc. a Nevada corporation, as the limited partner (hereinafter referred to as “Limited Partner” the General Partner and Limited Partner are herein collectively referred to as “Partners”).

WITNESSETH THAT:

WHEREAS, the parties desire to form a limited partnership in accordance with the laws of the State of Texas for the purposes and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby form and create a limited partnership under and pursuant to the Texas Revised Limited Partnership Act, as amended, for the purposes and upon the terms, provisions and conditions set forth in this Limited Partnership Agreement.

ARTICLE I

ORGANIZATION

1.01. Partnership Formation. The Partners hereby agree to form a limited partnership pursuant to the Texas Revised Limited Partnership Act (hereinafter referred to as the “Act”).

1.02. Name. The name of the limited partnership shall be RadioShack Merchandising L.P. (hereinafter referred to as the “Partnership”). All business and affairs of the Partnership shall be conducted solely under, and all property acquired by the Partnership, both tangible and intangible, (hereinafter referred to as “Partnership Property”) shall be held solely in such name unless otherwise determined by the General Partner.

1.03. Registered Agent and Registered Office. CT Corporation System shall serve as the registered agent of the Partnership. The address of the registered agent shall be 350 North St. Paul Street, Dallas, Texas 75201. The address and the name of the registered agent of the Partnership may be changed as the General Partner may designate by written notice to the Limited Partner and by filing an Amended Certificate of Limited Partnership with the Secretary of State.

1.04. Principal Office. The address of the principal office of the Partnership is 100 Throckmorton Street, Suite 1600, Fort Worth, Texas 76102.

1.05. General Partner. The General Partner of the Partnership is Tandy Corporation, with offices at 100 Throckmorton, Suite 1800, Fort Worth, Texas 76102. The address of the General Partner is the place of business of the Partnership.

1.06. Limited Partner. The Limited Partner of the Partnership is Merchandising, Services, Inc., whose address is 2325 B Renaissance Drive, Suite 3, Las Vegas, Nevada, 89119.

ARTICLE II

PURPOSE OF THE PARTNERSHIP

The business and purposes of the Partnership are to (i) upon the conversion of RadioShack Merchandising Corporation, a Texas corporation (hereinafter referred to as “RSM Corporation”), into the Partnership (the “Conversion”), own, sell, exchange or otherwise acquire, hold, invest in and deal with any and all property, real, personal or mixed received as a result of the Conversion and (ii) continue to conduct the business and operations conducted by RSM Corporation prior to the Conversion. Subject to the terms and conditions of this Agreement, the Partnership shall have the power and authority to do all such other acts and things as may be necessary, desirable, expedient, incidental to, or convenient for the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Partnership.

ARTICLE III

TERM OF PARTNERSHIP

The Partnership shall commence on January 1, 2000, and shall continue under this Agreement (as amended from time to time) until dissolved at the earlier of (i) January 1, 2050, or (ii) is terminated, liquidated, or dissolved in accordance with this Agreement or by operation of law.

ARTICLE IV

CAPITAL CONTRIBUTIONS, INTERESTS, AND CAPITAL ACCOUNTS

4.01. Initial Contribution of General Partner. The General Partner shall contribute $10.00 to the capital of the Partnership, and shall have a 1% general partnership interest in the Partnership which shall be represented by the issuance of 1 Partnership Unit as described in Article VIII of this Agreement,

4.02. Initial Contribution of Limited Partner. The Limited Partner agrees to contribute $990.00 to the capital of the Partnership. In exchange for this contribution, the Limited Partner shall have a 99% limited partnership interest in the Partnership which shall be represented by 99 Partnership Units as described in Article VIII of this Agreement.

4.03. Limited Liability for Limited Partner. The liability of the Limited Partner to the Partnership is limited to the amount of capital contributions by such Limited Partner. Accordingly, the contribution called for in paragraph 4.02 is the only property the Limited Partner is required to furnish to the Partnership, whether by way of contribution, loan, or otherwise. However, the Limited Partner is entitled to a return of its capital contribution only as provided in this Agreement.

4.04. Additional Contributions. At any time, the General Partner may determine that additional contributions of cash or property to the Partnership are desirable Within 10 days following receipt of notice from the General Partner, the Limited Partner may contribute cash or property to the Partnership as an “Additional Capital Contribution” on the terms and subject to the conditions set forth in the notice from the General Partner. All such Additional Capital Contributions shall be requested at an amount to be determined by the General Partner.

4.05. Readjustment of Percentage Interest. If any Partner elects to participate in an Additional Capital Contribution as described in paragraph 4.04 in an amount smaller that that Partner’s current, percentage interest, or elects not to participate at all, then the percentage interests of the Partners shall be readjusted based on the newly adjusted capital account balance of each Partner.

4.06. Capital Accounts. An individual Capital Account shall be maintained for each Partner on the books of the Partnership in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time. The Capital Account of each Partner shall consist of all of its Initial and Additional Capital actually paid.

4.07. Credits & Debits. All Capital Contributions of a Partner, its allocable share of Partnership income and loss, and cash or property distributions made to such Partner shall be credited or charged to such Partner’s individual Capital Account as the case may be. To the extent an allocation or adjustment is not specifically described by this provision of the Agreement, that item shall be reflected in the Partner’s Capital Accounts in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as amended from time to time.

4.08. Accounting for Partner’s Loans. Loans made by a Partner to the Partnership shall not be considered capital contributions.

4.09. Return of Capital. No Partner has the right to demand the return of its capital contribution other than in cash and except as provided in this Agreement.

4.10. Liquidation. When the Partnership is liquidated, each Partner with a deficit in his or her capital account (whether by virtue of failure to make an initial contribution, loans, distribution, or any other reason) will be obligated to contribute to the capital of the Partnership an amount of cash equal to the deficit in the capital account balance. The cash must be paid within 30 days after the date of liquidation, and the amounts so contributed may be paid to the creditors of the Partnership or distributed to the other Partners in the ratio of the then positive balances in their respective capital accounts.

ARTICLE V

CONTROL & MANAGEMENT

5.01. Role of General Partner.

(a) The General Partner has full, exclusive, and complete discretion in the management and control of the Partnership for any of the purposes set forth in Article II of this Agreement.

(b) The General Partner agrees to conduct the operations contemplated under this agreement in a careful and prudent manner, and in accordance with good industry practice.

(c) The General Partner agrees to serve as general partner of the Partnership until the Partnership is terminated without reconstitution as provided below.

5.02. General Partner’s Authority. Subject to any limitations expressly set forth in this Agreement, the General Partner is expressly authorized to perform any of the following acts on behalf of the Partnership:

(a) Any and all acts necessary or appropriate to the acquisition and management of the Partnership and interest in the Partnership.

(b) Maintenance of all necessary Partnership books and records.

(c) Commencement of litigation or defense of litigation, including settlement of any litigation, involving the Partnership,

(d) Establishment of bank accounts in which all Partnership funds shall be deposited and from which payments shall be made.

(e) Procuring and maintaining insurance with responsible companies as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner.

(f) Taking and holding all real, personal, and mixed property of the Partnership, contracts, agreements, and other documents.

(g) Executing and delivering, on behalf of and in the name of the Partnership, contracts, agreements, and other documents.

(h) Coordinating all accounting and clerical functions of the Partnership and employing accountants, lawyers, engineers and other management of service personnel as may from time to time be required to carry on the business of the Partnership.

5.03. Annual Meetings. The General Partner shall hold annual meetings at times and places to be selected by the General Partner.

5.04. Limitations. Notwithstanding the generality of the General Partner’s authority, the General Partner is not empowered, without the prior written consent of the Limited Partner, to:

(a) Do any act in contravention of this Partnership Agreement.

(b) Do any act that would make it impossible to carry out the ordinary business of the Partnership, except as specifically permitted by the terms of this Agreement.

(c) Confess a judgment against the Partnership.

(d) Possess partnership property or assign any rights in specific Partnership property for other than a Partnership purpose.

(e) Amend this Partnership Agreement.

5.05. Liability of General Partner. The General Partner is not liable, responsible, or accountable in damages or otherwise to the Limited Partner or the Partnership for any act performed by the General Partner in good faith and within the scope of this Agreement. The General Partner is liable to the Limited Partner only for conduct that involves gross negligence, bad faith, or fraud.

5.06. Indemnification of General Partner. The Partnership shall indemnify and hold harmless the General Partner and its officers, directors, agents, and representatives from and against any loss, damage, liability, cost or expense (including reasonable attorney’s fees) arising out of any act or failure to act by the General Partner, specifically excluding its sole, partial, or concurrent negligence, to the greatest extent permitted under the Act.

5.07. Contracts with Affiliates. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Partnership may employ any Partner and any person affiliated with any Partner to render services on behalf of the Partnership and may compensate the person rendering the services on customary terms and at competitive rates. Neither the Partnership nor the other Partners shall have any rights in or to any profits derived from any fees paid by the Partnership for such services.

5.08. Authority for Approvals of Purchase Orders. The individuals listed on Schedule A, attached hereto, and made a part hereof, may, for the purposes of conducting the daily operations of the Partnership, act on behalf of the Partnership and represent themselves as representatives of the Partners using the titles contained on Schedule A and shall have the authority to bind the Partnership by signing purchase orders up to the amounts ascribed to each individual listed on Schedule A.

5.09. Delegations of Authority. The individuals listed on Schedule B, attached hereto and made a part hereof, may for purposes of purchasing goods and services, making capital expenditures or executing agreements of any sort, bind the Partnership to the extent authorized by the Delegations of Authority attached hereto as Schedule B.

ARTICLE VI

PROFITS, LOSSES, DISTRIBUTIONS

All profits and losses of the Partnership with respect to the business operations of the Partnership, and every item of income, gain, loss, deduction, and credit arising from such business operations shall be allocated, and all distributions made by the Partnership with respect to the business operations of the Partnership shall be made in accordance with each Partner’s Partnership Interest.

All profits and losses allocated to the Partners pursuant to this Article VI shall be reflected in the Partners’ Capital Accounts as provided in Paragraph 4.06 of this Agreement.

ARTICLE VII

ACCOUNTING AND TAX MATTERS

7.01. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

7.02. Books and Records. Proper books and records shall be kept with reference to all Partnership transactions, and each Partner shall have access thereto at all reasonable times during business hours. The Partnership books and records shall be kept on an accrual basis, in accordance with generally accepted accounting principles consistently applied during the period involved.

7.03. Tax Status. Notwithstanding any provision herein to the contrary, the Partners intend for the Partnership to be treated as a limited partnership for state law purposes and as an unincorporated association taxable as a corporation for Federal tax purposes. The Partners agree to take whatever actions are necessary to fulfill such purposes described above, including, but not limited to, make an election under Treasury Regulation Section 301.7701-3(c) to be treated as an unincorporated association taxable as a corporation for Federal tax purposes.

7.04. Tax Elections. The General Partner may make any election it deems necessary that is provided for under the Code and Treasury Regulations

7.05. Tax Information. The Partnership will provide the Partners with such information as shall be necessary to enable each of the Partners to prepare its Federal income tax return and any state and local returns required of it for that year as a result of the operations of the Partnership.

7.06. Partnership Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained by a bank designated by the General Partner. Checks shall be drawn upon the Partnership account(s) only for purposes of the Partnership. The General Partner shall designate one or more persons to have authority to sign all Partnership checks and bind the Partnership thereto.

ARTICLE VIII

CERTIFICATES

8.01. Issuance of Certificates. For purposes of facilitating transfers of the Partnership Units, the Partnership shall issue for and in the name of the Limited Partner and General Partner and assignee one or more certificates representing an interest in the Partnership (“Certificate”). Each Certificate shall evidence the number of Partnership Units owned by such Limited Partner, General Partner or assignee. Unless the Limited Partner, General Partner or assignee otherwise specifies, it shall receive one Certificate in a denomination equal to the number of all its Partnership Units. No Certificate shall be issued representing a fraction of a Partnership Unit. A Limited Partner, General Partner or assignee may elect to receive Certificates in such smaller denominations as it may designate in writing to the Partnership.

8.02. Lost, Stolen or Destroyed Certificates. The Partnership will issue a new Certificate in place of any Certificate previously issued if the registered owner of the Certificate:

(a) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(b) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c) if requested by the General Partner, delivers to the Partnership of bond, in form and substance satisfactory to the General Partner, with such surety or sureties and with fixed or open penalty, as the General Partner may direct, in its discretion, to indemnify the Partnership against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(d) satisfies any other reasonable requirements imposed by the General Partner.

If the Limited Partner, General Partner, or assignee fails to notify the Partnership within a reasonable time after it has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partnership Units represented by the Certificate is registered before receiving such notification, the Limited Partner, General Partner, or assignee shall be precluded from making any claim against the Partnership for such transfer for a new Certificate.

ARTICLE IX

TRANSFER OF PARTNERSHIP INTERESTS

9.01. Restriction of Transfers by Limited Partner. The Limited Partner may not transfer any or all of its interest in the Partnership without the prior written consent of the General Partner. The General Partner may grant or withhold consent, even arbitrarily, in its sole and absolute discretion.

9.02. Transfer Requirements. No permitted assignee or transferee of all or part of the interest of the Limited Partner in the Partnership shall have the right to become a substitute limited partner unless all of the following occur:

(a) The transferring Limited Partner has stated the intention that the assignee becomes a limited partner in his or her own right in the instrument of assignment.

(b) The assignee has executed an instrument reasonably satisfactory to the General Partner, accepting and adopting the terms and provisions of this Agreement.

(c) The assignor or assignee pays any reasonable expenses in connection with the admission of the assignee as a Limited Partner.

(d) The General Partner consents to the assignee becoming a substitute limited partner. The General Partner may withhold its consent, even arbitrarily, in the sole and absolute discretion of the General Partner.

9.03. General Partner as Limited Partner. If the General Partner should acquire an interest as a limited partner, the General Partner shall, with respect to such interest, enjoy all the rights and be subject to all the obligations and duties of a limited partner to the extent of such interest.

9.04. Transfer by General Partner. The General Partner may not transfer any or all of its interest in the Partnership without the prior written consent of the Limited Partner. If a transfer is approved, the transferee assumes all of the obligations of the General Partner and the General Partner shall be relieved of all further obligations and responsibilities. If a transfer of the General Partner’s interest is approved, the transfer will not cause the dissolution of the Partnership, which may continue with the transferee as the General Partner the same as if the transferee had been the initial General Partner.

The restrictions on the transfer of the General Partner’s interest in the Partnership do not apply to a transfer by the General Partner to an affiliate of the General Partner.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.01. Dissolution. Except as otherwise herein provided the Partnership shall be dissolved and its business wound up on the earliest occurrence of any of the following events:

(a) The expiration of the term of this Agreement, pursuant to Article III of this Agreement.

(b) The dissolution, withdrawal, or bankruptcy of the General Partner.

(c) By operation of law.

The dissolution shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership have been distributed in accordance with this Article X.

10.02. Liquidation. Upon dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets in accordance with the laws of the State of Texas subject in all instances, to applicable security laws and the terms and conditions of any partnership agreement or other agreement entered into by the Partnership with respect to an investment.

10.03. Distribution In Kind. In the event any or all of the assets of the Partnership cannot be liquidated, those assets are to be distributed in kind as determined by the General Partner. Assets of the Partnership distributed to the Partners shall be held and owned by the Partners as tenants in common. In the event of the distribution of the Partnership properties in kind, the fair market value of such assets shall be determined by agreement of the Partners. The amount of gain or loss which would have been realized by the Partnership for federal income tax purposes if the assets had been sold at such fair market value rather than distributed in kind shall be treated as gain or loss from a disposition of the assets of the Partnership, and allocated among the Partners in accordance with Article VI, such allocations then being reflected in the Partners’ respective capital accounts.

10.04. No Release from Liabilities. It is understood and agreed that no dissolution of the Partnership releases or relieves any of the parties to this agreement of their contractual obligations under this agreement.

ARTICLE XI

SALARIES

No Partner shall be entitled to receive any salary or any compensation for any services rendered in connection with the Partnership, except as may be approved by the Partnership in accordance with Paragraph 5.07 of this Agreement.

ARTICLE XII

NOTICES

All notices required or provided for in this Agreement shall be in writing and signed by or on behalf of the person giving the notice. The notice will be deemed to have been given when delivered by personal delivery or deposited in the United States mail, postage prepaid, certified mail, return receipt requested, properly addressed to the persons who must receive notice at the addresses listed in this Agreement or as changed by written notice according to the provisions of this Agreement.

ARTICLE XIII

FURTHER ACTS

The parties hereto covenant and agree that they will execute any further instruments and will perform any and all acts which are, or may become, necessary to effectuate and carry out the purposes of the Partnership.

ARTICLE XIV

MISCELLANEOUS

14.01. GOVERNING LAW. THIS INSTRUMENT SHALL BE GOVERNED BY AND THE RIGHTS OF THE PARTNERS SHALL BE DETERMINED BY THE LAWS OF THE STATE OF TEXAS.

14.02. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected or impaired in any way.

14.03. Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Throughout this Agreement, where the context requires, the masculine shall include the feminine and/or the neuter.

14.04. Successors and Assigns. The terms, provisions, and agreement contained herein are binding on and secure to the benefit of the parties, and, to the extent permitted by this Agreement, their respective successors and assigns.

ARTICLE XV

COUNTERPARTS

This Partnership Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

ARTICLE XVI

ENTIRE AGREEMENT; AMENDMENTS

This Agreement constitutes the entire understanding of the Partners with regard to the matters contained herein. There are no other oral or written agreements relating to the subject matter of this Agreement. This Agreement may be amended upon determination by the General Partner with the prior written consent of the Limited Partner.

EXECUTED AS FOLLOWS:

General Partner:		Limited Partner:

Tandy Corporation		Merchandising Services, Inc.

By:	/s/ Mark C. Hill	By:	/s/ David P. Johnson
	Mark C. Hill		David P. Johnson
	Senior Vice President		President